Exhibit 99.1

For Immediate Release	Contact:	Melissa Andrews, ScanSource, Inc.
May 6, 2014		864.286.4425
		melissa.andrews@scansource.com

SCANSOURCE, INC. NAMES NEW BOARD MEMBER

Peter Browning brings extensive public company experience to Board

GREENVILLE, S.C. – May 6, 2014 – ScanSource, Inc., {Nasdaq: SCSC}, a leading international value-added distributor of specialty technology products, today announced the appointment of Peter Browning to its Board of Directors effective June 1, 2014.

Mr. Browning has extensive experience in business, serving as an executive officer of a number of public companies, including Continental Can Company, National Gypsum Company and Sonoco Products Company. He has also served on more than 10 public company boards, including Wachovia, Nucor Corporation, Lowe’s Companies and The Phoenix Companies, in a variety of board leadership roles, including serving as non-executive chair, lead director and chair of audit, compensation and governance/nominating committees.

Mr. Browning currently serves as a member of the board of directors of Nucor Corporation and EnPro Industries, Inc. and as lead director of Acuity Brands. He also serves as lead independent director of the board of Equilar, a private company that is the leading provider of corporate data. Mr. Browning is a well-known authority on board governance. He was the Dean of the McColl Graduate School of Business at Queens University of Charlotte from 2002-2005 and has served as the Managing Partner of Peter Browning Partners, a board advisory consulting firm, since 2009. Mr. Browning was selected for the “2011 and 2012 NACD Director 100 List” (a list of the most influential people in corporate governance in the boardroom).

Mr. Browning received a B.A. from Colgate University and an M.B.A. from the University of Chicago.

“We are pleased to add Peter to the ScanSource, Inc. Board of Directors,” said Steve Fischer, Chairman, ScanSource, Inc. “We look forward to the wealth of knowledge, vast professional and board experience, and valuable perspective that he will bring to the Board.”

With Mr. Browning’s appointment, the membership of ScanSource’s Board of Directors expands from five to six members.

About ScanSource, Inc.

ScanSource, Inc. (NASDAQ: SCSC) is the leading international distributor of specialty technology products, focusing on point-of-sale (POS) and barcode, communications and physical security solutions. ScanSource’s teams provide value-added services and operate from two technology segments, Worldwide Barcode & Security and Worldwide Communications & Services. ScanSource is committed to helping its reseller customers choose, configure, and deliver the industry’s best products across almost every vertical market in North America, Latin America and Europe. Founded in 1992, the Company ranks #711 on the Fortune 1000. For more information, visit www.scansource.com.